UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 FORM 4

/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*

McGonigle                     John                    W.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors, Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)
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2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors, Inc.     FII

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  STATEMENT FOR MONTH/YEAR

      5/2000

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5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

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6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

____X____ Director            ________ 10% Owner
____X____ Officer (give title below)      ________ Other (specify below)
      SECRETARY, EXECUTIVE VICE PRESIDENT

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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X___  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


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1. Title of     2.         3.            4.  Securities Acquired    5.  Amount of    6.          7.  Nature of
   Security     Transaction   Transaction   (A) or Disposed of (D)  Securities       Ownership   Indirect
   (Instr. 3)   Date          Code          (Instr. 3, 4, and 5)    Beneficially     Form:       Beneficial
                (Mon/day/year)(Instr. 8)                            Owned at End of  Direct (D)  Ownership
                                                                    Month (Instr. 3  or          (Instr. 4)
                                                                    and 4)           Indirect
                                                                                     (I)
                                                                                     (Instr. 4)
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                           Code   V      Amount   (A)   Price

                                       or

                                       (D)

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Class B Common  5/15/2000  J             252,000  D     $28.655     4,051,216        I           by Fairview
Stock                         (1)                          (1)                                   Partners, L.P.
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).


(1) The reporting person contributed FII Class B Common Stock to an exchange fund in exchange for shares of the exchange fund. FII Class B Common Stock was valued at $28.655 per share for the purpose of determining the number of shares of the exchange fund issuable to the reporting person.

FORM 4 (continued)
           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR

BENEFICIALLY OWNED

               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)



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1.  Title of         2.  Conversion  3.              4.  Transaction   5.  Number of     6.  Date
Derivative Security  or Exercise     Transaction        Code (Instr.   Derivative        Exercisable and
(Instr. 3)           Price of        Date               8)             Securities        Expiration Date
                     Derivative      (Month/Day/Year)                  Acquired (A) or   (Month/Day/Year)
                     Security                                          Disposed of (D)
                                                                       (Instr. 3, 4,
                                                                       and 5)
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                                                     Code     V        (A)        (D)    Date
                                                                                         Exercisable Expiration
                                                                                                     Date

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7.  Title and Amount of   8.  Price of    9.  Number of            10.  Ownership     11.  Nature of
Underlying Securities     Derivative      derivative Securities    Form of            Indirect Beneficial
(Instr. 3 and 4)          Security        Beneficially Owned at    Derivative         Ownership
                          (Instr. 5)      End of Month (Instr. 4)  Security:  Direct  (Instr. 4)
                                                                   (D) or indirect
                                                                   (I)
                                                                   (Instr. 4)
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Title        Amount or
             Number of
             Shares

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


Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/ JOHN W. MCGONIGLE               JUNE 9, 2000
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**Signature of Reporting Person                            Date